Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT by and between Guardian Pharmacy Services Management, LLC, a Georgia limited liability company with its principal place of business located at 300 Galleria Parkway SE, Suite 800, Atlanta, GA 30339 (the “Company”) and a wholly owned subsidiary of Guardian Pharmacy Services, Inc. (“Parent”), and David K. Morris (“Executive”), is dated as of the 26th day of September, 2024 (the “Agreement”).

The Company wishes to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

In consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:

1. Employment Period. This Agreement shall become effective as of September 27, 2024 (the “Effective Date”). The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on an at-will basis on the terms and conditions set-forth herein for the period commencing on the Effective Date and ending as provided in Section 3 hereof (the “Employment Period”).

2. Terms of Employment.

(a) Position and Duties. (i) During the Employment Period, Executive shall (A) serve as Executive Vice President and Chief Financial Officer of the Parent with such duties and responsibilities as are customarily commensurate with or incident to such position for an entity similar in size to, and in a business similar to that of, Parent, (B) report to the Chief Executive Officer of Parent, and (C) perform Executive’s services at 300 Galleria Parkway SE, Suite 800, Atlanta, GA 30339 (subject to reasonable travel requirements commensurate with Executive’s position).

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company, Parent and their affiliates. During the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation. (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) of $400,000 paid in accordance with the normal payroll practices of the Company as may be in effect from time to time, which Annual Base Salary shall be reviewed for increase at least annually.

(ii) Annual Cash Bonus. Executive shall be eligible, for each fiscal year of Parent (beginning with fiscal year 2025) ending during the Employment Period, for an annual incentive bonus in cash (the “Annual Bonus”), with a target Annual Bonus opportunity equal to no less than 60% of Annual Base Salary (“Target Bonus”) and a maximum Annual Bonus opportunity of no less than 150% of the Target Bonus. For each such fiscal year, Parent’s Board of Directors (the “Board”) (or an applicable committee of the Board) will establish the performance metrics and their relative weighting to be used in, and any specific performance goals applicable to, the determination of the Annual Bonus for Executive for such period. There is no guaranteed Annual Bonus under this Agreement, and for each applicable fiscal year, Executive’s Annual Bonus could be as low as zero or as high as the maximum percentage set forth in this paragraph. Notwithstanding anything in this Agreement to the contrary, each Annual Bonus shall be on the terms and subject to such conditions as are specified for the particular Company or Parent plans or programs pursuant to which the Annual Bonus is granted. Any Annual Bonus earned with respect to a particular fiscal year will be paid no later than March 15 following the end of the fiscal year to which the Annual Bonus relates.

(iii) Equity Compensation Program. During the Employment Period, subject to approval by the Board (or an applicable committee of the Board), Executive shall be eligible to participate in Parent’s long-term incentive compensation program as may be in effect from time to time for senior executives of Parent and the Company generally, with such participation occurring in accordance with the approval of the Board (or an applicable committee of the Board), Parent and the Company’s policies, and the applicable award agreement and incentive compensation plan under which such awards will be granted, as in effect from time to time.

(iv) Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for senior executives of Parent and the Company generally.

(v) Vacation. During the Employment Period, Executive shall be entitled to paid vacation during each calendar year, consistent with the Company’s policies then applicable to executive officers.

(vi) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.

3. Termination of Employment.

(a) Generally. Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the second anniversary of the Effective Date (the “Initial Employment Period”). At the end of the Initial Employment Period and on each anniversary thereafter, unless the Company shall have given Executive sixty (60) days written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional year. The term “Employment Period” as used in this Agreement shall refer to the Initial Employment Period or the Employment Period as so extended. If the Company gives Executive sixty (60) days written notice that the Employment Period will not be extended, then, unless otherwise agreed by the Company and Executive, Executive’s employment with the Company shall terminate immediately following the last day of the Employment Period. Notwithstanding the foregoing, the Employment Period (to the extent then in effect) will cease on the Date of Termination (as defined in Section 3(g)).

(b) Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to Executive written notice in accordance with Section 14(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” means the absence of Executive from Executive’s duties with the Company on a full-time basis for 90 consecutive business days, or 90 business days during any period of 120 consecutive business days, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(c) By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no reason, with or without Cause. For purposes of this Agreement, “Cause” will be deemed to exist upon:

(i) any use or misappropriation by Executive of the funds, assets or property of Parent, the Company, or their subsidiaries or affiliates for any personal or other improper purpose;

(ii) any act of moral turpitude, dishonesty, fraud by or felony conviction of Executive whether or not such acts were committed in connection with the business of the Company, an affiliate or a subsidiary, if such act or conviction, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of Parent, the Company, or their subsidiaries or affiliates;

(iii) any failure by Executive substantially to perform the lawful instructions of the person(s) to whom Executive reports (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to Executive of such failure and 15 days within which to cure such failure;

(iv) any willful or gross misconduct by Executive in connection with Executive’s duties to the Company which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of Parent, the Company or their subsidiaries or affiliates;

(v) any failure by Executive to follow a material Company or Parent policy; or

(vi) any material breach by Executive of this Agreement.

The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive has engaged in the conduct described in Section 3(c), and specifying the particulars thereof in detail.

(d) By Executive. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive:

(i) a material diminution in Executive’s duties, authorities or responsibilities;

(ii) a material reduction of Executive’s Annual Base Salary or Target Bonus;

(iii) relocation of Executive’s primary workplace, as assigned to Executive by the Company in accordance with Section 2(a)(i), beyond a 50 mile radius from such workplace; or

(iv) any other material breach by the Company of this Agreement;

provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (B) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (C) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

(e) Notice of Termination; Expiration of Employment Period. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.

(f) Resignation. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to resign from any position as an officer, director, or fiduciary of the Company, Parent and any related entity.

(g) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.” Upon the expiration of the Employment Period and in the event Executive continues employment with the Company, Executive’s employment will be at-will and the terms of this Agreement (other than Section 8) will have no further effect.

4. Obligations of the Company upon Termination.

(a) By Executive for Good Reason or by the Company other than for Cause, Death or Disability Not During the Change in Control Period. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability, including by providing notice to Executive pursuant to Section 3(a) that the Employment Period will not be extended and Executive’s employment is terminated, or Executive terminates employment for Good Reason, and, in each case, Executive is not entitled to any amounts or benefits pursuant to Section 4(b):

(i) The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(vi) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; (C) Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such Annual Bonus has been earned but not paid as of the Date of Termination; and (D) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), (C) and (D), the “Accrued Obligations”);

(ii) Subject to Section 11(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) two by (B) the sum of (1) Executive’s Annual Base Salary (without regard to any reduction thereto) and (2) Executive’s Target Bonus (without regard to any reduction thereto);

(iii) Subject to Section 11(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs, by (B) a fraction, the numerator of which is the total number of days that have elapsed during such fiscal year through the Date of Termination and the denominator of which is the total number of days in the applicable fiscal year;

(iv) If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by Executive for such coverage immediately prior to the Date of Termination. Such reimbursement shall be paid to Executive on the first of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of (A) 24 months following the Date of Termination, (B) the time Executive is no longer eligible for such COBRA coverage, or (C) the date Executive becomes eligible for group health care insurance coverage from another employer; provided, that Executive shall promptly notify the Company of any such circumstances. For the avoidance of doubt, nothing in this Agreement (including Section 4(b)) shall prohibit the Company or any of its affiliates from amending or terminating any group health plan. Notwithstanding anything in this Agreement (including Section 4(b)) to the contrary, in the event that the payment of amounts payable under this clause (iv) or in Section 4(b)(iv), as applicable, shall result in adverse tax consequences under Chapter 100 of the Code, Code Section 4980D or otherwise to the Company or its affiliates, the parties shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Company or the affiliate, provided, however, that should the Company’s auditors determine in good faith that no such alternative arrangement is achievable, Executive shall not be entitled to his or her rights to payment under this clause (iv) or Section 4(b)(iv), as applicable. Further, neither the Company nor any of its employees, directors, managers, board members, affiliates, parents, stakeholders, equityholders, agents, successors, predecessors or related parties guarantees the tax treatment of any benefit under this clause (iv) or Section 4(b)(iv), as applicable, and no such party shall have liability to Executive or his or her beneficiaries with respect to the taxation of such benefits or amounts payable in respect thereof; and

(v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.

Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(b) By Executive for Good Reason or By the Company Other than for Cause, Death, or Disability During the Change in Control Period. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or disability, including by providing notice to Executive pursuant to Section 3(a) that the Employment Period will not be extended and Executive’s employment is terminated, or Executive terminates employment for Good Reason, in each case, within a period of two years after a Change in Control (the “Change in Control Period”), the Company will pay and provide to Executive the amounts and benefits specified in Section 4(b)(i)-(vi) herein in lieu of the amounts and benefits provided in Section 4(a).

(i) The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the Accrued Obligations (as defined in Section 4(a)(i)).

(ii) Subject to Section 11(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) three by (B) the sum of (1) Executive’s Annual Base Salary (without regard to any reduction thereto) and (2) Executive’s Target Bonus (without regard to any reduction thereto);

(iii) Subject to Section 11(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs, by (B) a fraction, the numerator of which is the total number of days that have elapsed during such fiscal year through the Date of Termination and the denominator of which is the total number of days in the applicable fiscal year;

(iv) If Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by Executive for such coverage immediately prior to the Date of Termination. Such reimbursement shall be paid to Executive on the first of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of (A) 36 months following the Date of Termination, (B) the time Executive is no longer eligible for such COBRA coverage, or (C) the date Executive becomes eligible for group health care insurance coverage from another employer; provided, that Executive shall promptly notify the Company of any such circumstances; and

(v) Any outstanding equity-based awards granted to Executive under Parent’s 2024 Equity and Incentive Compensation Plan (or any successor plan) (the “Equity Plan”) shall vest in full (with performance-based awards vesting at the greater of target performance and actual performance measured as of the Date of Termination) and shall be paid in accordance with the terms of the Equity Plan and the applicable equity award agreements; and

(vi) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.

(c) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive or, in the event of death, Executive’s estate or beneficiaries, with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within 30 days of the applicable Date of Termination.

(d) Cause; Other than for Good Reason. If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive voluntarily terminates employment other than for Good Reason during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 4(a) (ii)-(iv) or Sections 4(b)(ii)-(v) of this Agreement, as applicable, unless (i) prior to the 60th day following the Date of Termination, Executive executes a release of claims against the Company and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.

(f) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence (after the date of the consummation of the initial public offering Parent’s common stock (the “IPO Date”)) of any of the following events; provided, that, for the avoidance of doubt, the initial public offering of Parent’s common stock shall not constitute a Change in Control for purposes of this Agreement:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Parent where such acquisition causes such Person to own 50% or more of the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from Parent that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by Parent, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation controlled by Parent or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 50% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 50% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;

(ii) individuals who, as of the IPO Date, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the IPO Date whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of Parent in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Parent or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of Parent, Parent or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by Parent’s stockholders of a complete liquidation or dissolution of Parent except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

5. Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company or its affiliates.

6. Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or its affiliates may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

7. Limitations on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of Parent or the Company, or in the ownership of a substantial portion of the assets of Parent or the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by Parent or the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

8. Restrictive Covenants.

(a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during Executive’s employment, Executive shall be brought into frequent contact with existing and potential customers of the Company throughout the continental Unites States. Executive also agrees that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of Executive’s employment. Executive further agrees that trade secrets and confidential information of the Company, more fully described in Section 8(i), have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company with great competitive importance and commercial value to the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s legitimate business interests that Executive comply with the restrictive covenants, as further provided in the following sections. Executive acknowledges and agrees that the terms and conditions of this Section 8 are fair, reasonable, and not unduly restrictive on Executive and are reasonably necessary to protect the legitimate business interests of the Company and to prevent irreparable harm to the Company.

(b) Competitive Activity During Employment. Executive will not compete with the Company anywhere within the United States during Executive’s employment with the Company, including, without limitation:

(i) entering into or engaging in any business which competes with the Company’s Business;

(ii) soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the Company’s Business;

(iii) diverting, enticing or otherwise taking away any customers, business, patronage, or orders of the Company or attempting to do so;

(iv) soliciting any employee, sales representative, agent or consultant of the Company to terminate their employment, relationship or other association with the Company or attempting to do so; or

(v) promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(c) Following Termination. For a period of two years following Executive’s termination of employment with the Company, for any reason, Executive shall not, on Executive’s own account or as a partner, joint venturer, employee, agent, contractor, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity:

(i) Provide services the same or substantially similar to those duties performed by Executive as Executive Vice President and Chief Financial Officer for the Company for any person or entity that competes with the Company’s Business (as hereinafter defined) within the Restricted Territory (as hereinafter defined);

(ii) Directly or indirectly, solicit or attempt to solicit business, patronage or orders for products or services in competition with those provided by the Company, on Executive’s own behalf or for any person or entity, wherever located, from any Company customers or actively sought prospective customers with whom Executive had Material Contact (as hereinafter defined). This Section 8(c)(ii) does not prohibit Executive from accepting as a customer any Company customer or actively sought prospective customer who: (A) responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals or internet databases, not specifically directed at customers or prospective customers of the Company; or (B) unilaterally contacts Executive in the absence of any violation of this Section 8(c)(ii) by Executive;

(iii) Directly or indirectly, within the Restricted Territory, solicit or recruit, or attempt to solicit or recruit, for purposes of terminating employment, relationship or other association with the Company, any employee, sales representative, agent or consultant of the Company with whom Executive worked or about whom Executive came to know confidential information as a result of Executive’s employment with the Company, and who has not prior thereto ceased to be employed or retained by the Company, to terminate their employment, relationship or other association with the Company. This Section 8(c)(iii) shall not prohibit Executive from soliciting or hiring any person who: (A) responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, internet databases or recruiting or employment agencies, not specifically directed at employees, sales representatives, agents or consultants of the Company; or (B) unilaterally contacts Executive in the absence of any violation of this Section 8(c)(iii) by Executive.

(d) The “Company.” For the purposes of this Section 8, the “Company” shall include any and all direct and indirect subsidiaries, parents, and affiliated or related companies thereof or the Company for which Executive worked or had responsibility at the time of termination of Executive’s employment and at any time during the two year period prior to such termination.

(e) The Company’s “Business.” For the purposes of this Section 8, the Company’s Business is defined to mean owning, operating or providing business consulting services to pharmacies that offer pharmaceutical products and services to long-term care facilities, including skilled nursing facilities, assisted living facilities and behavioral health facilities, as such activities are conducted by the Company, or the provision of any other products or services conducted, authorized, offered or provided by the Company within the two year period prior to Executive’s termination.

(f) “Material Contact.” For purposes of this Section 8, Material Contact is defined to be contact between Executive and each customer and prospective customer: (i) with whom or which the Executive dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Executive; (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company; or (iv) who received products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two years prior to the Executive’s termination from the Company.

(g) “Restricted Territory.” For the purposes of Section 8, the Restricted Territory shall be defined as and limited to:

(i) (A) the geographic area(s) within a 100 mile radius of any and all of the Company’s location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination; or (B) in the event that the foregoing definition of Restricted Territory in this Section 8(g)(i)(A) is deemed to be overbroad or otherwise enforceable even after judicial modification, then this Section 8(g)(i)(A) shall mean the geographic area(s) within a 50 mile radius of any and all of the Company’s location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination; and

(ii) (A) the geographic areas(a) within a 100 mile radius of any and all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination; (B) in the event that the foregoing definition of Restricted Territory in this Section 8(g)(ii)(B) is deemed to be overbroad or otherwise enforceable even after judicial modification, then this Section 8(g)(i) shall mean the geographic area(s) within a 50 mile radius of any and all of the Company’s location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination.

(h) Non-Disclosure/Return of Company Property and Information.

(i) Confidential Information Defined. Executive acknowledges that, in the course of Executive’s employment with the Company, Executive has had and will have access to, and will be making use of, acquiring, and adding to the Company’s confidential and proprietary information, including, without limitation, any of the following: trade secrets; patent applications and invention disclosures; confidential business records;

computer software programs or any portions or logic comprising said programs; technical or non-technical data, formulae or compilations; vendor and product information; customer and prospective customer lists; information about customers, prospective customers and consultants requirements; terms of contracts with customers and consultants; research, production, programming, development, engineering, and distribution processes or techniques; the Company’s unique selling, manufacturing and servicing methods and business techniques; training, service and business manuals; promotional materials; training courses and other training and instructional materials; methods of doing business; costs and pricing information; advertising, promotions, marketing information, or sales techniques; planning and financial information of the Company; business opportunities; business plans; target markets; pricing formulas; financial models; working methods; profit formulas; studies; servicing plans; portfolio management strategies; and any other proprietary and/or confidential business information of the Company (hereinafter referred to as the “Confidential Information”). Executive further understands that the term Confidential Information does not include any information that is in the public domain or becomes generally known or available from a source other than the Company without a breach of any agreement with the Company and without any restriction on disclosure.

(ii) Duty of Non-Disclosure and Non-Use. In consideration of employment by the Company, Executive agrees that Executive shall not, for any purpose whatsoever other than to the extent necessary to render services to the Company, directly or indirectly, divulge or disclose to any individual or entity, or use in any manner or allow others to use in any manner through Executive, any of the Confidential Information, but shall hold all of the same confidential for so long as such Confidential Information: (A) constitutes trade secrets; and/or (B) is not publicly and widely known or made generally available through no wrongful act of Executive in violation of this Agreement or others who were under confidentiality obligations as to the relevant Confidential Information.

(iii) Return of Information. Any Confidential Information furnished to Executive by the Company, used by Executive on the Company’s behalf, or generated or obtained by Executive during the course of Executive’s employment with the Company, is and shall at all times remain the property of the Company. Executive acknowledges that this property is confidential and is not readily accessible to the Company’s competitors. Upon termination of the employment relationship between Executive and the Company, or prior thereto at the Company’s request, Executive shall immediately deliver to the Company all such property, including all copies, remaining in Executive’s possession or control.

(iv) Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Likewise, nothing in this Agreement is intended to or shall prevent, impede or interfere with Executive from providing truthful testimony and information in the course of, or otherwise participating in, an investigation or proceeding conducted by a governmental agency or entity in connection with the lawful exercise of such agency’s or entity’s functions.

(v) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(i) Discoveries and Inventions. Executive agrees that any discoveries, inventions, know-how, and improvements (collectively “Inventions”), whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company’s employ, whether in the course of Executive’s employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business, shall be solely the property of the Company. Any Inventions relating to any subject matter with which the Company was concerned during Executive’s employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities, and to be solely the property of the Company. Executive agrees, both during and after employment with the Company, to disclose promptly and in writing to the Company all Inventions that Executive, whether solely or jointly with others, makes, discovers, develops, conceives, and/or reduces to practice. Executive hereby assigns and agrees to assign to the Company or its designee, without further consideration, Executive’s entire right and interest in and to all such Inventions. Upon request by the Company with respect to any such Inventions, Executive will execute and deliver to the Company, at any time during or after Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

(j) Work Made For Hire. Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, specifications, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, authored or generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong solely to the Company.

(k) Remedies. The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company irreparable harm and injury for which money damages would be inadequate. Accordingly, the Company, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The parties agree that such injunctive relief may be granted without the necessity of proving actual damages. Nothing in this Agreement shall limit the Company’s remedies under state for federal law or elsewhere.

(l) Reasonableness. Executive acknowledges and agrees that Executive’s obligations under this Section 8 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges and agrees that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration. Executive further acknowledges and agrees that Executive’s obligations under this Section 8 will not prohibit Executive from engaging in other businesses or employment for the purpose of earning a livelihood following the termination of his employment with the Company.

(m) Modification/Reformation. If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too great a range of activities, or in too broad a geographic territory, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic territory as to which it would otherwise be enforceable. If any provision or covenant, or any part thereof, of this Section 8 should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Section 8 or this Agreement, all of which will remain in full force and effect.

(n) Additional Acknowledgements. Executive acknowledges and agrees that, in the event that Executive becomes subject to any other contractual arrangements with the Company regarding competition with the Company, the restrictive covenants set forth in this Agreement were executed first and shall be deemed supplemented, and in no event diminished or replaced, by such other contractual arrangements.

9. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Indemnification. The Company or an affiliate thereof shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of Executive’s employment and Executive’s service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company or an affiliate thereof obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company or Parent.

11. Section 409A of the Code.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b) Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

12. Compensation Recoupment Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that the terms and conditions set forth in Parent’s compensation recoupment policy as in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of Parent’s common stock may be traded) (the “Compensation Recovery Policy”) are incorporated into this Agreement by reference. To the extent the Compensation Recovery Policy is applicable to Executive, it creates additional rights for the Company and Parent with respect to certain compensation, including, without limitation, incentive-based compensation. Notwithstanding any provisions to the contrary, certain compensation will be subject to potential mandatory cancellation, forfeiture and/or repayment by Executive to the Company or Parent to the extent Executive is, or in the future becomes, subject to (a) any Parent clawback or recoupment policy, including the Compensation Recovery Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company or Parent with respect to awards and the recovery of amounts relating thereto. Executive consents to be bound by the terms of the Compensation Recovery Policy, if applicable, and agrees and acknowledges that Executive is obligated to cooperate with, and provide any and all assistance necessary to, the Company and Parent in their efforts to recover or recoup an award, any gains or earnings related to an award, or any other applicable compensation or amounts, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company or Parent policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company or Parent from Executive of any such amounts, including from Executive’s accounts or from any other compensation, to the extent permissible under Section 409A.

13. Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including any previous Employment Agreement between Guardian Pharmacy, LLC and Executive. Notwithstanding the foregoing, Executive acknowledges and agrees that he remains bound by the terms of that certain Restrictive Covenant Agreement entered into between Guardian Pharmacy, LLC and Executive (the “RCA”), and that the terms of the RCA are not superseded by this Agreement but are in addition to the terms of this Agreement.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Georgia shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or nationally-recognized overnight courier service, postage prepaid, addressed as follows:

If to Executive:	At the most recent address
on file at the Company.

If to the Company:	300 Galleria Parkway SE
Suite 800
Atlanta, GA 30339

or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.

(e) Subject to any limits on applicability contained therein, Section 8 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period.

(f) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(g) Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 8 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.

15. Other Acknowledgements. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.

EXECUTIVE

/s/ David K. Morris
DAVID K. MORRIS

GUARDIAN PHARMACY SERVICES
MANAGEMENT, LLC

By	/s/ Fred P. Burke
Name: Fred P. Burke
Title: President and Chief Executive Officer